Exhibit 99.4(k)

PROTECTIVE LIFE INSURANCE COMPANY	[P. O. BOX 1928 BIRMINGHAM, ALABAMA 35282-8238]

ROTH IRA ENDORSEMENT

The Contract to which this Endorsement is attached is issued as a Roth IRA under Section 408A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, the applicable provisions of the Contract are restricted or amended by this Endorsement as required by Code Section 408A.  Your failure to comply with Code Section 408A requirements may result in adverse tax consequences.  This Endorsement remains in effect, subject to amendment as provided in Endorsement Section 7, as long as the Contract to which it is attached remains in effect.  The terms and conditions in this Endorsement supersede any conflicting provision in the Contract.  Contract provisions not expressly modified by this Endorsement remain in full force and effect.

The Contract is amended as follows:

1.     OWNER AND ANNUITANT  (Primary Contract Impact:  “PARTIES TO THE CONTRACT” Section)

The Annuitant must be an individual who is the sole Owner, and all payments made from the Contract while the Annuitant is alive must be made to the Annuitant.  Except as permitted under Section 4 of this Endorsement, and otherwise permitted under the Code and applicable regulations, neither the Owner nor the Annuitant can be changed.

2.     NONTRANSFERABLE AND NONFORFEITABLE  (Primary Contract Impact:  “PARTIES TO THE CONTRACT” Section; “Assignment” and “Protection of Proceeds” Provisions in the “GENERAL PROVISIONS” Section)

The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries.   The Owner’s interest under the Contract is nontransferable, and except as provided by law, is non-forfeitable.  In particular, the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company (other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6)).

3.     PURCHASE PAYMENTS  (Primary Contract Impact:  “PURCHASE PAYMENTS” Section)

The Contract may permit only a single Purchase Payment, or it may permit an initial Purchase Payment and subsequent Purchase Payments.  A Purchase Payment that is permitted under the Contract may include a qualified rollover contribution, a nontaxable transfer from another Roth IRA, a recharacterization (as defined in subsection (e) below), and a contribution in cash.  The total of such cash contributions to all the Owner’s Roth IRAs for a taxable year must not exceed the applicable amount (as defined in subsection (a) below) or the Owner’s compensation (as defined in subsection (h) below), if less, for that taxable year.  The cash contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the Owner’s compensation is referred to as a “regular contribution.”  However, notwithstanding the dollar limits on contributions, an Owner may make a repayment of a qualified reservist distribution described in Code Section 72(t)(2)(G) during the 2-year period beginning on the day after the end of the active duty period.  A “qualified rollover contribution” includes (1) a rollover contribution of a distribution from an IRA that meets the requirements of Code Section 408(d)(3), except that the one-rollover-per-year rule of Code Section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a “non-Roth IRA”), (2) a rollover from a designated Roth account described in Code Section 402A, and (3) a rollover from an eligible retirement plan described in Code Section 402(c)(8)(B).  A Purchase Payment that is permitted under the Contract may be limited under subsections (a) through (d) below.

(a)   Applicable amount.  The applicable amount is determined below:

(i)    If the Owner is under age 50, the applicable amount is $5,000 for any taxable year beginning in 2008 and years thereafter.  After 2008, the $5,000 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(D).  Such adjustments will be in multiples of $500.

(ii)   If the Owner is age 50 or older, the applicable amount under paragraph (i) above is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

ICC11-GAF-P-9001	[ 12/11 ]

(b)   Regular contribution limit.  The maximum regular contribution that can be made to all the Owner’s Roth IRAs for a taxable year is the smaller amount determined under paragraph (i) or paragraph (ii) below.

(i)    The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income (“modified AGI”), depending on the Owner’s filing status.  The maximum regular contribution is phased out (1) between modified AGI of $95,000 and $110,000 for a single individual or head of household, (2) between modified AGI of $150,000 and $160,000 for a married individual filing a joint return or a qualified widow(er), and (3) between modified AGI of $0 and $10,000 for a married individual filing a separate return.  If the Owner’s modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under the preceding sentence for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.  After 2006, the dollar amounts will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 408A(c)(3). Such adjustments will be in multiples of $1,000.

(ii)   If the Owner makes regular contributions to both Roth and nonRoth IRAs for a taxable year, the maximum regular contribution that can be made to all the Owner’s Roth IRAs for that taxable year is reduced by the regular contributions made to the Owner’s nonRoth IRAs for the taxable year.

An Owner’s modified AGI for a taxable year is defined in Code Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from an eligible retirement plan other than a Roth IRA (a “conversion”).

(c)   SIMPLE IRA Limits.  No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p).  No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer’s SIMPLE IRA plan.

(d)   Minimum Purchase Payment.  The Contract may require a minimum Purchase Payment.  If subsequent Purchase Payments are permitted under the Contract, no subsequent Purchase Payment will be accepted unless it is equal to at least $50.

(e)   Recharacterization.  A regular contribution to a non-Roth IRA may be recharacterized pursuant to the rules in § 1.408A-5 of the Income Tax Regulations as a regular contribution to this IRA, subject to the limits in (b) above.

(f)    Compensation.  For purposes of this section, compensation is defined in Code Section 219(f) and includes wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan).  For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code Section 1402 included service described in subsection (c)(6).  Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income.  Compensation also does not include any amount received as a pension or annuity or as deferred compensation.  The term “compensation” shall include any amount includible in the individual’s gross income under Code Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Code Section 71(b)(2).  The term “compensation” includes any differential wage payment, as defined in Code Section 3401(h)(2).  For purposes of this definition, the amount of compensation includible in an individual’s gross income shall be determined without regard to Code Section 112.  In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a non-Roth IRA.

4.     REQUIRED DISTRIBUTIONS  (Primary Contract Impact:  “DEATH BENEFIT” and “ANNUITY INCOME PAYMENTS” Sections)

Notwithstanding any provisions of this Roth IRA to the contrary, the distribution of the Owner’s interest in the Roth IRA shall be made in accordance with the requirements of Code Section 408(b)(3), as modified by Code Section 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference.  However, if distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined in subsection (c) below) instead must satisfy the requirements of Code Section 408(a)(6), as modified by Code Section 408A(c)(5), and the regulations thereunder.

(a)   While the Owner is alive, no amount is required to be distributed prior to the date annuity payments are to commence under the Contract.  If the Owner is alive on the date that annuity payments (or income payments) are to commence under the Contract, such annuity payments will be made.

(b)   Upon the death of the Owner, the entire remaining interest in the Contract (as determined in subsection (c) below) will be distributed at least as rapidly as follows:

(i)    This paragraph applies if the designated beneficiary is someone other than the Owner’s surviving spouse.

The entire interest in the Contract will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death, over the designated beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner’s death, or, if elected, in accordance with subsection (b)(iii) below.

If the Owner of a deferred annuity contract dies on or after the date that annuity payments commence, or the Owner of a single premium immediate annuity contract dies at any time, and the annuity payments to be made under the Contract after the Owner’s death will not satisfy the requirements of Code Section 401(a)(9)(B), as modified by Code Section 408A(c)(5), we instead will pay any remaining interest in the Contract in a lump sum immediately, and in all events by the end of the calendar year containing the fifth anniversary of the Owner’s death.

(ii)   This paragraph applies if the Owner’s sole designated beneficiary is the Owner’s surviving spouse.

Except as provided in subsection (e) below, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death (or by the end of the calendar year in which the Owner would have attained age 70½, if later), over such spouse’s life, over a period not extending beyond the remaining life expectancy of the surviving spouse, or, if elected, in accordance with subsection (b)(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s life, or over a period not extending beyond the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as if his or her birthday in the year following the death of the spouse, or, if selected, will be distributed in accordance with subsection (b)(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

If the Owner of a deferred annuity contract dies on or after the date that annuity payments commence, or the Owner of a single premium immediate annuity contract dies at any time, and the annuity payments to be made under the Contract after the Owner’s death will not satisfy the requirements of Code Section 401(a)(9)(B), as modified by Code Section 408A(c)(5), we instead will pay any remaining interest in the Contract in a lump sum immediately, and in all events by the end of the calendar year containing the fifth anniversary of the Owner’s death.

(iii)  If there is no designated beneficiary, or if applicable by operation of subsection (b)(i) or (b)(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b)(ii) above).

(iv)  Life expectancy is determined using the Single Life Table in Q&A-1 of § 1.401(a)(9)-9 of the Income Tax Regulations.  If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in subsection (b)(i) or (b)(ii) and reduced by 1 for each subsequent year.  If distributions are made in the form of an annuity, life expectancy is not recalculated.

(c)   The “interest” in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations.  Also, prior to the date that annuity payments commence on an irrevocable basis (except for acceleration) the “interest” in the Contract includes the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

If the Contract is a deferred annuity contract and the Owner dies on or after the date that annuity payments commence, interest in the Contract is the present value of the future annuity payments, if any, to be made under the annuity option in effect at the time of the Owner’s death.

If the Contract is a single premium immediate annuity contract and the Owner dies within 30 days of the Effective Date of the Contract and before the Income Date, the interest in the Contract is the Purchase Payment for the Contract.  Otherwise, the interest in the Contract is the present value of the future income payments, if any, to be made under the annuity option in effect at the time of the Owner’s death.

(d)   For purposes of subsection (b)(ii) above, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of § 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

(e)   If the Contract is a deferred annuity contract, the Owner dies prior to the date annuity payments commence, and the sole designated beneficiary is the Owner’s surviving spouse, the surviving spouse may elect to treat the Roth IRA as his or her own Roth IRA.  If this election is made, the surviving spouse will be the Owner and the Annuitant.  This election will be deemed to have been made if such surviving spouse makes a Purchase Payment that is permitted under the Contract or fails to take required distributions as a beneficiary.  This election may only be made once, and thus may not be made a second time if the surviving spouse designated beneficiary elects to treat the Roth IRA as his or her own, remarries, and names his or her new spouse as the sole designated beneficiary.

5.     ANNUAL REPORTS  (Primary Contract Impact:  “Reports” in the “GENERAL PROVISIONS” Section)

The Company will furnish annual calendar year reports concerning the status of this Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

6.     CODE SECTION 72(s)  (Primary Contract Impact:  “DEATH BENEFIT” Section)

All references in the Contract to Code Section 72(s) are deleted.

7.     AMENDMENT OF THIS ENDORSEMENT

The Company reserves the right, and the Owner agrees the Company shall have such right, to make any amendments to this Endorsement from time to time as may be necessary to comply with the Code, as amended, and the regulations thereunder.  We will obtain all necessary approvals including, where required, that of the Owner and will send you a copy of the endorsement that modifies your Contract.  We will not be responsible for any adverse tax consequences resulting from the rejection of such an amendment.

8.     GROUP CONTRACT

If this Endorsement is used with a certificate issued under a group contract, the term “Owner” refers to the Participant/Annuitant and the term “Contract” refers to your Certificate.

Signed for the Company and made a part of the Contract as of its Issue Date.

PROTECTIVE LIFE INSURANCE COMPANY